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                                                                     EXHIBIT 3.3


                                   AGREEMENT

This Agreement entered into this 26th day of March 1992, by and between K. Michael Syring, ("Syring"), an individual residing in Toledo, Lucas County, Ohio and Centrum Industries, Inc., ("Centrum"), a Delaware corporation with offices in Sylvania, Lucas County, Ohio.

WHEREAS, Syring is a party to an Agreement dated November 19, 1990, by and between Syring and LaSalle Exploration, Inc., ("LaSalle") a wholly owned corporate subsidiary of Centrum Industries, Inc.

FURTHER, Syring desires to assign said interest in the Agreement to Centrum in exchange for Centrum issuing to Syring seventy thousand shares of Preferred Participating stock at a value of ten dollars ($10.00) per share

NOW THEREFORE, upon the issuance to Syring of seventy thousand shares of Centrum Preferred Participating stock, receipt of which is hereby acknowledged, Syring hereby assigns to Centrum his entire interest in the Agreement dated November 19, 1990.

THIS AGREEMENT executed this 26th day of March 1992 by the undersigned.


Witness:

/s/ Merle Pheasant                   /s/ K. Michael Syring
- --------------------------           --------------------------
                                     K. Michael Syring


/s/ Merle Pheasant                   /s/ John R. Ayling
- --------------------------           --------------------------
                                     Centrum Industries, Inc.
                                     John R. Ayling, Chairman





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                                  AGREEMENT


THIS AGREEMENT, entered into this 19th day of November, 1990, by and between K. Michael Syring ("Syring") an individual and LaSalle Exploration, Inc., ("LaSalle"), an Ohio corporation to protect both parties in regards to mutual business interests in the oil and gas industry.

WHEREAS, Syring has introduced LaSalle to a business opportunity known as the Chatham Oil Pool Flood Properties ("Chatham"), described herein as Exhibit "A" owned by Jerry Picker ("Picker"), Bob Alkire ("Alkire") and Berman Schaffer ("Schaffer") collectively referred to as "Lessors" consisting of certain mineral leases known as the Techino Chatham Leases ("Leases").

WHEREAS, LaSalle herein agrees to pay Lessors the sum of One Hundred Thousand Dollars ($100,000.00) for said Leases and further agrees to secure financing in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) for the initial phase of development of Chatham. Payment to Lessors shall be pursuant to a separate contract wherein LaSalle is insured of full repayment of said monies in the event certain permits necessary to initiate flood operations on Chatham for purposes of the production of oil and gas interests are not granted.

In addition, LaSalle herein grants Syring authority to engage Picker on a contractual basis to assist LaSalle in the development of the Leases through the first phase of flooding referred to as five spot development meaning the process of using offsetting injection wells to secure oil from Chatham at a fee not to exceed Twenty Thousand Dollars ($20,000.00) annually.

LaSalle herein acknowledges numerous technical field operations necessary before permits to inject water through offset wells will be granted such as:

            1. Plugging abandoned gas wells within 1350 feet of the flood area at a cost estimated to be $3,000.00.

            2. Monitoring 5 existing wells drilled and partially cased for fluid levels below fresh water zones.

            3. Drilling of a successful water supply on Chatham sufficient to supply injection wells. This is deemed not necessary for a permit.

            4. Construction of a building and a pump house for year round operations on Chatham at an approximate cost of $20-25,000.00. This is deemed not necessary for a permit.

LaSalle herein acknowledges initial working capital needs of approximately Twenty Five Thousand Dollars ($25,000.00) required for insurance, bonding, permits, survey costs and miscellaneous

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expenses before operations can begin.
LaSalle further agrees as an inducement to Syring for services rendered to LaSalle by Syring to:

            1. Provide Syring with a twenty five percent (25%) in the net working interest in Chatham after LaSalle and any partners or affiliates have received a one hundred percent (100%) return on invested capital plus a ten percent (10%) annual return on invested capital if the above stated returns and interest are paid within thirty six (36) months from the date injection begins on the property.

            2.  In the event said returns are not paid within the thirty six
            (36) month period plus interest at ten percent (10%) per annum, upon payment of the above monies plus interest, Syring will receive a twenty percent (20%) net working interest in Chatham.

            3. In the event additional monies exceeding those enumerated above are invested in Chatham, the receipt back of Two Hundred Fifty Thousand Dollars ($250,000.00) plus interest at ten percent (10%) per annum shall serve as a benchmark to begin percentage participation by Syring in Chatham.

            4. The Board of Directors of LaSalle shall appoint Syring as Vice President of Operations and LaSalle shall hold Syring harmless for any debts incurred by LaSalle.

            5. As Vice President of Operations for LaSalle, Syring shall act as a finder giving LaSalle first right of refusal on all properties and investments located by him. For any future properties, Syring shall be entitled to a similar percentage participation as outlined in this Agreement and in consideration thereof Syring herein agrees to negotiate in good faith on behalf of LaSalle.

            6. In the event LaSalle or any affiliates is unable to continue expansion into further oil and gas investments or elects not to continue in these areas, LaSalle as a further inducement to Syring hereby grants unto Syring's wife a first right of refusal to purchase properties at a purchase price based upon the average of three (3) independent appraisals. Said option shall include not only Syring's wife but any of her heirs or assigns.

            7. Syring hereby agrees to present to LaSalle any prospect for a period of ten (10) years from the date of this agreement and hereby agrees not to participate in any competing business with LaSalle without first obtaining the prior written approval from LaSalle.



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            8.  Syring hereby agrees to serve as an officer of LaSalle for a period of one (1) year from the date of this agreement at a salary of One Dollar ($1.00) and LaSalle hereby agrees to pay or reimburse Syring for all approved expenses. Expenses are to be approved on a monthly basis by the Board of Directors of LaSalle.

THIS AGREEMENT shall constitute the entire agreement between the parties and shall be effective on the date first above written.


                                       /s/ K. Michael Syring
                                       ------------------------------------
                                       K. Michael Syring


                                       /s/ John R. Ayling
                                       ------------------------------------
                                       LaSalle Exploration, Inc.
                                         by its Chairman
                                                ---------------------------